                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Mayor's Jewelers, Inc.:

We consent to the inclusion in the registration statement on Form F-4 Amendment No. 1, (Registration No. 333-126936) of Henry Birks & Sons, Inc. of our report dated June 24, 2005, with respect to the consolidated balance sheets of Mayor's Jewelers, Inc. and subsidiaries as of March 26, 2005 and March 27, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended March 26, 2005 and March 27, 2004, and the related financial statement schedule, included herein and to the reference to our firm under the headings "Experts" and "Selected Historical Financial Data of Mayor's" in the registration statement.


/s/ KPMG LLP

Miami, Florida
September 8, 2005